Exhibit 99.1

The Immune Response Corporation Releases Shares from Lockup Restriction

Carlsbad, California – February 5, 2004 – The Immune Response Corporation (NASDAQ: IMNR), a biopharmaceutical company dedicated to treating and preventing HIV and AIDS through the development of immune-based therapeutic vaccines, announced today the early release of market-trading lockup restriction on 17,480,600 shares of its Common Stock plus 977,800 Unit Purchase Options (UPO’s).  The lockup restriction, which had been scheduled to expire on April 4, 2004, will instead be released at the opening of the market on February 6, 2004.

In December 2002, the Company issued approximately 9.5 million shares of Common Stock and approximately 9.5 million Class A warrants.  Each Class A warrant was exercisable for one share of Common Stock and one Class B warrant.  To incentivize exercise of Class A warrants, the Company agreed that Class A warrant holders who exercised by July 7, 2003 would receive, in addition, 0.5 shares of Common Stock for each Class A warrant which was so exercised.  However, those Class A warrant holders would agree to extend until April 4, 2004 their lockup agreement regarding the shares issued in December 2002 and the shares obtained in July 2003 upon exercise of the Class A warrants.  The Company retained the right to release the lockup restriction early, on an all-or-none basis.

The holders of 6,992,200 Class A warrants exercised their Class A warrants by July 7, 2003, under these terms.  Accordingly, the shares subject to the extended lockup restriction included the sum of 6,992,200 shares (December 2002 issuance), 6,992,200 shares (original entitlement under Class A warrants exercised), 3,496,100 shares (0.5 additional shares for each Class A warrant exercised) and 977,800 UPO’s.  These are the shares which the Company is now releasing early from the extended lockup restriction.

About The Immune Response Corporation and REMUNE®

The Immune Response Corporation is a biopharmaceutical company dedicated to treating and preventing HIV and AIDS through the development of immune-based therapeutic vaccines such as REMUNE®, its lead product candidate. The Company was co-founded by medical pioneer Dr. Jonas Salk, who was instrumental in the formulation of REMUNE®, which is currently in Phase II clinical development.

HIV, the human immunodeficiency virus, is the virus that causes AIDS, a condition that slowly destroys the body’s immune system, making it vulnerable to infections. REMUNE® is designed to induce a specific immune response to the HIV virus. It is comprised of HIV-1 virus that has been chemically killed and inactivated so that it is non-infectious, plus an adjuvant that helps enhance the body’s immune response to the virus. More than 60 million people have been infected with HIV since it was first recognized in 1981, and approximately 40 million people around the world are living with HIV today.

Please visit The Immune Response Corporation on the World Wide Web at www.imnr.com.

REMUNE® is a registered trademark of The Immune Response Corporation.

MEDIA CONTACT:

Laura Silver, Sam Brown Inc. Corporate Communications

310-551-9940

laura@lascommunications.com

INVESTOR RELATIONS CONTACT:

Kathy Waller, Financial Relations Board

312-266-7800

kwaller@financialrelationsboard.com

AT THE COMPANY:

Michael K. Green, Chief Financial Officer

760-431-7080

info@imnr.com